Global Money Markets

                                                   Corporate and Institutional
                                                   Client Group

                                                   World Financial Center
                                                   North Tower
                                                   New York, New York 10281-1311
                                                   212 449 1000
                                                   FAX 212 449 0599


MERRILL LYNCH


April 3, 1997




Ms. Donna Cambas
National Fuel Gas Company
10 Lafayette Square - Room 1100
Buffalo, NY  14203

Dear Donna:

This is to advise you that in connection with the distribution of commercial paper of National Fuel Gas Company from January 1, 1997 to March 31, 1997 no sales or resales were made by Merrill Lynch Money Markets Inc. for National Fuel Gas Company's commercial paper program. Verification of which is attached.

Sincerely,



/s/ Michael J. Maita

Michael J. Maita



Enclosure

                       PROGRAM ISSUANCE TRADE DETAIL - CP

                               01/01/97 - 03/31/97


Pgm  Fx/F1  Trade Dt   Sett Dt   MTY    DTM   PAR     Rate    Proceeds



  TOTALS
  ------

Number of Trans:  0
Total Par                         0
Total Proceeds                    0

  Dollar Weighted Averages
  ------------------------

Days to Mty:  NaN
Rate:  NaN

Programs:
     N1       NATIONAL FUEL GAS CO.











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